Exhibit 99.4

[LAZARD FRERES & CO. LLC LETTERHEAD]

April 30, 2014

The Board of Directors

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Boulevard

Suite 300

Houston, Texas

Re: Initially Filed Registration Statement on Form S-4 of Kraton Performance Polymers Limited, filed April 30, 2014 (the “Registration Statement”).

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated January 27, 2014, to the Board of Directors of Kraton Performance Polymers, Inc. (“Kraton”) as Annex D to, and reference thereto under the headings “Proxy Statement Summary—The Transactions—Opinion of Lazard Frères & Co.” and “The Transactions—Opinion of Lazard Frères & Co.” in, the proxy statement/prospectus relating to the proposed transaction involving Kraton, Kraton Performance Polymers Limited, NY MergerCo, LLC, LCY Chemical Corp. and LCY Synthetic Rubber Corp., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Kraton Performance Polymers Limited. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

By:	/S/ RICHARD WHITNEY
Richard Whitney Managing Director Lazard Frères & Co. LLC